Exhibit 5.1
[JONES DAY LETTERHEAD]
March 6, 2006
Flowers Foods, Inc.
1919 Flowers Circle
Thomasville, Georgia 31757

Re:	Registration on Form S-8 of 3,000,000 Shares of
Common Stock of Flowers Foods, Inc.

Ladies and Gentlemen:
     We have acted as counsel for Flowers Foods, Inc., a Georgia corporation (the “Company”), in connection with the registration pursuant to the Company’s Registration Statement on Form S-8 (the “Registration Statement”) of 3,000,000 shares (the “Shares”) of common stock of the Company, par value $0.01 per share, available for issuance pursuant to the Flowers Foods, Inc. 2001 Equity and Performance Incentive Plan, as amended and restated as of February 11, 2005 (the “Plan”).
     In rendering this opinion, we have examined such documents and records, including an examination of originals or copies certified or otherwise identified to our satisfaction, and matters of law as we have deemed necessary for purposes of this opinion. Based upon the foregoing and subject to the qualifications and limitations stated herein, we are of the opinion that the Shares, when issued and sold or delivered pursuant to the terms of the Plan and the authorized forms of stock option or restricted stock agreements thereunder against payment of the consideration therefor as provided therein, will be validly issued, fully paid and non-assessable shares of common stock of the Company; provided that such consideration is at least equal to the stated par value of the Shares.
     Our examination of matters of law in connection with the opinions expressed herein has been limited to, and accordingly our opinions herein are limited to, the Georgia Business Corporation Code. We express no opinion with respect to any other laws of the State of Georgia or any other jurisdiction. In addition, we have assumed that the resolutions authorizing the Company to issue and sell the Shares pursuant to the Plan will be in full force and effect at all times at which such Shares are issued or sold by the Company, and the Company will take no action inconsistent with such resolutions.
     We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement filed by the Company to effect registration of the Shares under the Securities Act of 1933 (the “Act”). In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Jones Day